Exhibit 10

SECOND AMENDMENT TO

MANAGEMENT AGREEMENT

This Second Amendment (this “Amendment”), dated as of October 26, 2004, is by and between Harvest Partners, Inc., a New York corporation (“Harvest”), and Global Power Equipment Group Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Global Energy Equipment Group, L.L.C., a Delaware limited liability company (“Global Energy”), and Harvest entered into a Management Agreement (the “Management Agreement”), dated August 1, 2000, whereby Harvest agreed to provide Global Energy and/or its subsidiaries and affiliates with financial advisory and strategic planning services in exchange for good and valuable consideration;

WHEREAS, Global Energy and Harvest entered into a First Amendment to Management Agreement (the “First Amendment”), dated April 27, 2001, whereby Harvest and Global Energy made certain amendments to the Management Agreement (the Management Agreement, as amended by the First Amendment, is hereby referred to as the “Agreement”);

WHEREAS, the Company is the successor in interest to Global Energy; and

WHEREAS, the parties desire, and deem it in their own best interests, to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and of the mutual benefits hereby provided, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meaning assigned to such term in the Agreement.

2. Amendments to the Agreement.

(a) The fourth WHEREAS clause of the Management Agreement is hereby amended by replacing the defined term “Services” with the defined term “Director Services.”

(b) Section 3(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Subject to Sections 3(f) and 4 below, as full payment for the Director Services and Harvest Services to be rendered by the Harvest Directors to the Company hereunder, the Company shall pay to Harvest an annual fee (the “Harvest Annual Fee”) equal to $625,000 for each year (such years to begin on each February 1 and end on each January 31, each, a “Harvest Year”). In addition to the Harvest Annual Fee, the Company shall pay to Harvest one of the following additional fees (the “Harvest Additional Fee”, and collectively with the Harvest Annual Fee, the “Harvest Fee”), if applicable: (i) $125,000, if the Consolidated EBITDA (as such term is defined in that certain Credit Agreement dated September 30, 2004 among the Company, certain subsidiaries of the Company named therein and Bank of America, N.A., as administrative agent, as in effect on the date of this Amendment) of the Company for the fiscal year in which the Harvest Year begins is greater than $20 million but equal to or less than $30 million; (ii) $375,000, if the Consolidated EBITDA of the Company for the fiscal year in which the Harvest Year begins is greater than $30 million but equal to or less than $50 million; or (iii) $625,000, if the Consolidated EBITDA of the Company for the fiscal year in which the Harvest Year begins is greater than $50 million. Except as otherwise provided in Section 3(c) below, (x) the Harvest Annual Fee for each Harvest Year shall be payable in equal semi-annual installments, in advance, on each February 1 and August 1 (or, if such day is not a business day on the first business day thereafter), and (y) the Harvest Additional Fee, if any, for each Harvest Year shall be payable in equal semi-annual installments, in advance, on each February 1 and August 1. The payments of the Harvest Additional Fee shall be based on the projected Consolidated EBITDA contained in the applicable annual budget of the Company then approved by the Board of Directors of the Company (“Estimated EBITDA”). Upon completion of each fiscal year, the Company shall determine the actual Consolidated EBITDA for such completed fiscal year. If the actual Consolidated EBITDA is different from the Estimated EBITDA for a given fiscal year such that the amount of the Harvest Additional Fee that was owed by the Company for the preceding Harvest Year would have differed from the amount of the Harvest Additional Fee actually paid for the preceding Harvest Year (the amount of such difference between the amount of Harvest Additional Fee owed and the amount of Harvest Additional Fee actually paid is referred to herein as the “Harvest Additional Fee True-Up”), the Company shall provide written notice (which notice shall be delivered no later than 105 days following completion of the Company’s fiscal year) of such difference to Harvest and the amount of the Harvest Additional Fee True-up shall be paid to the Company or Harvest, as the case may be, within 10 business days of delivery of such written notice.”

(c) Section 4 of the Agreement is hereby amended and restated in its entirety as follows:

“4. Term. Subject to the final sentence of Section 3(c) hereof, the term of this Agreement shall commence on the date hereof and shall terminate upon the earlier of (a) February 1, 2008 (such period being referred to herein as the “Initial Term”), unless this Agreement is automatically renewed as provided below in this Section 4, (b) the date on which this Agreement is terminated for cause as provided in Section 6 below and (c) the date on which the Harvest Entities sell 66.6% of the common stock of Global Power Equipment Group Inc. held by the Harvest Entities on the date of the consummation of the IPO. Notwithstanding clause (a) above, commencing on February 1, 2006 and continuing indefinitely thereafter, the term of this Agreement will automatically and immediately be extended for an additional one-year period (each such period being referred to herein as a “Renewal Term”) if written notice of termination of this Agreement has not been given by Harvest to the Company.”

3. Harvest Fee. Contemporaneous with the execution of this Amendment by the parties hereto, the Company shall pay Harvest $312,500 in satisfaction of all Harvest Fees required to be paid for the 2004 Harvest Year.

4. Status of the Agreement; Effectiveness. This Amendment is limited solely for the purposes and to the extent expressly set forth herein and, except as expressly modified hereby, the terms, provisions and conditions of the Agreement shall continue in full force and effect and are hereby ratified and confirmed in all respects. This Amendment shall be effective as of the date first written above.

5. Severability. The invalidity or unenforceability of any provision of this Amendment shall not in any manner or way affect any other provision hereof, and this Amendment shall be construed, if possible, as if amended to conform to legal requirements, failing which it shall be construed as if any such offending provision were omitted.

6. Amendment; Entire Agreement. The Management Agreement, as amended by the First Amendment and as further amended by this Amendment, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof.

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one agreement binding upon all of the parties hereto.

8. Governing Law. This Amendment shall be construed in accordance with, and be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

* * * * *

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto have executed this Amendment effective as of the date first written above.

HARVEST PARTNERS, INC.,
a New York corporation

By:	/s/ Stephen Eisenstein
Name:	Stephen Eisenstein
Title:	General Partner

GLOBAL POWER EQUIPMENT GROUP INC.,
a Delaware corporation

By:	/s/ Larry Edwards
Name:	Larry Edwards
Title:	President and Chief Executive Officer

4